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                                                               EXHIBIT 99(a)(4)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE DATED MARCH 3, 1998 AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES TENDERING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTIONS.

                        NOTICE OF OFFER TO PURCHASE FOR CASH
                       ALL OUTSTANDING SHARES OF COMMON STOCK

                                         OF

                            ENVIRONMENT ONE CORPORATION

                                         AT

                                $15.25 NET PER SHARE

                                         BY

                            EOC ACQUISITION CORPORATION

                           A WHOLLY OWNED SUBSIDIARY OF

                             PRECISION CASTPARTS CORP.


                          THE OFFER AND WITHDRAWAL RIGHTS
                   WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
              ON MONDAY, MARCH 30, 1998 UNLESS THE OFFER IS EXTENDED.


     EOC Acquisition Corporation, a New York corporation (the "Purchaser"), which is a wholly owned subsidiary of Precision Castparts Corp., an Oregon corporation ("PCC"), is offering to purchase all of the outstanding shares of Common Stock, $.10 par value (the "Shares"), of Environment One Corporation, a New York corporation (the "Company"), at a


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purchase price of $15.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 3, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW), THAT NUMBER OF SHARES THAT WOULD REPRESENT 66 2/3 PERCENT OF ALL OUTSTANDING SHARES DETERMINED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 13 OF THE OFFER TO PURCHASE.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated February 24, 1998 (the "Merger Agreement") by and among PCC, the Purchaser and the Company pursuant to which, after the expiration of the Offer and the satisfaction of the conditions contained in the Merger Agreement, the Purchaser will be merged into the Company (the "Merger") and each outstanding Share, other than Shares held by the Purchaser, PCC or any other subsidiary of PCC and Shares held by stockholders who perfect any available appraisal rights under New York law, would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MAKING OF THE OFFER BY THE PURCHASER, AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER.

     The term "Expiration Date" means 12:00 Midnight, Eastern time, on Monday, March 30, 1998 unless and until the period during which the Offer is open shall have been extended in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to The Bank of New York, which is acting as the depositary (the "Depositary"), of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price


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for tendered Shares be paid, regardless of any delay in making the payment after the Expiration Date.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (the "Share Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

     If by 12:00 Midnight Eastern time, on March 30, 1998 (or any date and time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission ("Commission") and subject to the limitations in the Merger Agreement, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) subject to the limitations in the Merger Agreement, amend the Offer. See
Section 11 of the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. Any extension, amendment, or termination will be followed as promptly as practicable by public announcement thereof, such announcement to be no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date of the Offer.

     Except as described below and in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 1, 1998. For withdrawal to be effective, a written, telegraphic, telex, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial number shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for


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the account of any Eligible Institution.  If Shares have been tendered pursuant to the procedure for Book-Entry Transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account of the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase and the related Letter of Transmittal are being mailed to the record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH HOLDERS OF SHARES SHOULD READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

     Questions and requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                      THE INFORMATION AGENT FOR THE OFFER IS:

                                 MORROW & CO., INC.
                                  909 Third Avenue
                                     20th Floor
                             New York New York  10022]
                                   (212) 754-8000

                     Bankers and Brokerage Firms please call:
                                   (800) 662-5200
                             Toll Free:  (800) 566-9061


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March 3, 1998